                           ADVANCED MAGNETICS, INC.


         Exhibit 11 - Statement Re Computation of Per Share Earnings
     Attached to and made part of Part II of Form 10-Q for Quarter Ended


                                                                  December 31,
                                                           -------------------------
                                                             1995             1994
                                                             ----             ----
Weighted average number of shares issued and outstanding   6,756,072       6,717,520
                                                           ---------       ---------

As a result of a net loss in the quarters ended December 31, 1995 and 1994, common stock equivalents are not included in the calculation of weighted average shares when their effect would be antidulative.



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